Golden Phoenix Secures $12.5 Million in Committed Funding From Lincoln Park Capital Fund, LLC: Company Receives Initial Investment
of $500,000 at Premium to Market

SPARKS, NV, MAY 26, 2011 – Golden Phoenix Minerals, Inc. (the "Company") (OTC Bulletin Board: GPXM) a Nevada-based mining company whose focus is Royalty Mining in the Americas, announced today that it has signed a purchase agreement for up to $12.5 million with Lincoln Park Capital Fund, LLC ("LPC"), a Chicago-based institutional investor. The funds will be used to advance the Company’s portfolio of drill-ready mining projects in Nevada, Peru and Ontario.

Upon signing the Definitive Purchase Agreement (the "Agreement") on May 26, 2011, LPC invested $500,000 in Golden Phoenix as an initial investment under the Agreement at $0.15 per share, a premium to the closing price on May 25, 2011, together with warrants to purchase an equivalent number of shares at an exercise price of $0.20 per share.

"This strategic investment from Lincoln Park Capital will help facilitate the expanded development of our drill-ready mining projects," stated Tom Klein, CEO of Golden Phoenix. "We can begin executing on our drill plans this summer as we move toward anticipated cash flow from gold production at the Mineral Ridge gold project in Nevada."

In addition, under the agreement subject to certain conditions and at Golden Phoenix’s sole discretion, LPC has committed to invest up to an additional $12 million in Golden Phoenix’s common stock over a 36-month period.  Golden Phoenix is required to file a registration statement with the U.S. Securities and Exchange Commission covering the sale of the shares that may be issued to LPC.  Once the registration statement is effective, LPC is obligated to make purchases as the Company directs in accordance with the purchase agreement, which may be terminated by the Company at any time, without cost or penalty. Sales of shares will be made in specified amounts and at prices that are based upon the market prices of the Company’s common stock immediately preceding the sales to LPC, without any fixed discount.  Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future funding, rights of first refusal, penalties or liquidated damages in the purchase agreement.

After the initial purchase, the Company will have the right, but not the obligation, to direct LPC to make subsequent purchases of the Company’s common stock beginning in amounts up to $60,000 and accelerating to amounts up to $500,000, depending on certain conditions as set forth in the Purchase Agreement.  Purchases after the initial purchase do not include warrant shares

Mr. Klein concluded: "We are pleased to receive this initial investment and commitment from Lincoln Park Capital. The investment shows confidence in our royalty mining business model and the availability of additional working capital will help us in acquiring, developing and joint venturing our current and additional opportunities."

Further disclosure regarding this transaction can be found in the Company’s Form 8-K to be filed with the SEC as of the date of this press release.

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com

Please visit the Golden Phoenix website at: www.golden-phoenix.com.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source: Golden Phoenix Minerals, Inc.

For More Information Contact:
Robert Ian, Director of Corporate Communications (775) 453-4741
robertian@golden-phoenix.com

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com